Exhibit 4.7

FIRST AMENDMENT TO

PLEDGE AND SECURITY AGREEMENT

This First Amendment to Pledge and Security Agreement (this “Amendment”) is entered into effective as of December 15, 2011 (the “Effective Date”), by and among the undersigned parties for the purpose of amending certain provisions of that certain Pledge and Security Agreement dated as of October 19, 2011 (the “Pledge and Security Agreement”).  The undersigned parties hereby agree as follows:

1.           Section 1.3 of the Pledge and Security Agreement is hereby amended by replacing in its entirety the definition of “Equity Collateral” contained in the Pledge and Security Agreement with the following definition:

“Equity Collateral” shall mean all of the common stock issued by Holdings and held, whether of record or beneficially, by Jon R. Sabes and Steven F. Sabes, together will all rights and Equity Rights related thereto.  For this purpose, beneficial ownership of common stock issued by Holdings shall be determined in a manner consistent with the definition of beneficial ownership set forth in Rule 13d-3(a) promulgated by the United States Securities and Exchange Commission.

2.           Except as set forth above, the terms and conditions of the Pledge and Security Agreement shall remain unaffected and unchanged.  Any capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Pledge and Security Agreement.

In Witness Whereof, each of the parties have executed this First Amendment to Pledge and Security Agreement to be effective as of the Effective Date.

GWG HOLDINGS, INC. (Grantor)		JON R. SABES (Grantor)

By:	/s/ Jon R. Sabes	/s/ Jon R. Sabes
Name:	Jon R. Sabes
Title:	Chief Executive Officer

GWG LIFE SETTLEMENTS, LLC (Grantor)		STEVEN F. SABES (Grantor)

By:	/s/ Jon R. Sabes	/s/ Steven F. Sabes
Name:	Jon R. Sabes
Title:	Chief Executive Officer

BANK OF UTAH (Trustee)

By:	/s/ Michael Hoggan
Name:	Michael Hoggan
Title:	Vice President